Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF "FLAT ROCK CORE PLUS FUND", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF APRIL, A.D. 2022, AT 2:22 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6743052 8100
SR# 20221518361

Authentication: 203253296
Date: 04-23-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:22 PM 04/19/2022
FILED 02:22 PM 04/19/2022
SR 20221518361 - File Number 6743052

CERTIFICATE OF TRUST

OF

FLAT ROCK CORE PLUS FUND

This Certificate of Trust of Flat Rock Core Plus Fund (the "**Trust**") is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "**Act**").

1. Name. The name of the statutory trust formed by this Certificate of Trust is Flat Rock Core Plus Fund.

2. Registered Agent. The name and business address of the Registered Agent in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

3. Registered Investment Company. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust may create one or more series having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a "**Series**").

5. Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

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Robert K. Grunewald, not in his individual capacity but solely as Trustee